Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Risk Factors” and to the use of our report dated May 4, 2018 (except for the second paragraph of Note 2, as to which the date is September     , 2018), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-226976) and related Prospectus of Gritstone Oncology, Inc.

     Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the second paragraph of Note 2 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

September 17, 2018